                                 OFFER FOR CASH
                                       BY
                           MORGAN STANLEY DEAN WITTER
                            ASIA-PACIFIC FUND, INC.
                 UP TO 14,357,219 OF ITS ISSUED AND OUTSTANDING
                         SHARES OF BENEFICIAL INTEREST
           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
      NEW YORK CITY TIME, ON MARCH 29, 2001, UNLESS THE OFFER IS EXTENDED

     THIS ISSUER TENDER OFFER STATEMENT AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH TOGETHER CONSTITUTE THE "OFFER") ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT ARE SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MORGAN STANLEY DEAN WITTER ASIA-PACIFIC FUND, INC. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE FUND OR ANY AFFILIATE OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

     Any Stockholder desiring to tender any portion of his or her shares of Common Stock of the Fund should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile with his or her certificates for the tendered Shares if such Stockholder has been issued physical certificates, signature guarantees for all Stockholders tendering uncertificated Shares, and any other required documents to the Depositary, or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

     Questions, requests for assistance and requests for additional copies of this Issuer Tender Offer Statement and the Letter of Transmittal may be directed to the Information Agent in the manner set forth on the last page of this Issuer Tender Offer Statement.

February 27, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary Term Sheet..........................................    3
Introduction................................................    6
 1.  Terms of the Offer; Termination Date...................    6
 2.  Acceptance for Payment and Payment for Shares..........    7
 3.  Procedure for Tendering Shares.........................    8
 4.  Rights of Withdrawal...................................    9
 5.  Source and Amount of Funds; Effect of the Offer........   10
 6.  Purpose of the Offer...................................   12
 7.  NAV and Market Price Range of Shares; Dividends........   12
 8.  Federal Income Tax Consequences of the Offer...........   12
 9.  Selected Financial Information.........................   13
10.  Certain Information Concerning the Fund and the Fund's
     Investment Manager.....................................   15
11.  Interest of Directors and Officers; Transactions and
     Arrangements Concerning the Shares.....................   15
12.  Certain Legal Matters; Regulatory Approvals............   16
13.  Certain Conditions of the Offer........................   16
14.  Fees and Expenses......................................   17
15.  Miscellaneous..........................................   17
16.  Contacting the Depositary and the Information Agent....   17

                               SUMMARY TERM SHEET

     This Summary Term Sheet highlights certain information concerning this tender offer. To understand the offer fully and for a more complete discussion of the terms and conditions of the offer, you should read carefully the entire Issuer Tender Offer Statement and the related Letter of Transmittal.

WHAT IS THE TENDER OFFER?

     Morgan Stanley Dean Witter Asia-Pacific Fund, Inc. (the "Fund") is offering to purchase 25% of its outstanding shares, or 14,357,219 of its outstanding shares of Common Stock, for cash at a price per share equal to 95% of the per share net asset value as of the close of regular trading on the New York Stock Exchange on March 29, 2001 (or, if the offer is extended, on the date after the date to which the offer is extended) upon specified terms and subject to conditions as set forth in the tender offer documents.

WHEN WILL THE TENDER OFFER EXPIRE, AND MAY THE OFFER BE EXTENDED?

     The tender offer will expire at 5:00 p.m., New York City time, on March 29, 2001, unless extended. The Fund may extend the period of time the offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the offer otherwise would have expired. See Section 1 of the Issuer Tender Offer Statement.

WHAT IS THE NET ASSET VALUE PER FUND SHARE AS OF A RECENT DATE?

     As of February 15, 2001, the net asset value per share was $11.09. See
Section 7 of the Issuer Tender Offer Statement for details. During the pendency of the tender offer, current net asset value quotations can be obtained from Georgeson Shareholder Communications Inc. by calling toll free at 800-223-2064 or call collect at 212-440-9800 or by calling the Fund's toll free number at 800-221-6726 between 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays).

WILL THE NET ASSET VALUE BE HIGHER OR LOWER ON THE DATE THAT THE PRICE TO BE PAID FOR TENDERED SHARES IS TO BE DETERMINED?

     No one can accurately predict the net asset value at a future date.

HOW DO I TENDER MY SHARES?

     If your shares are registered in your name, you should obtain the tender offer materials, including the Issuer Tender Offer Statement and the related Letter of Transmittal, read them, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by American Stock Transfer and Trust Company, the Depositary, in proper form before 5:00 p.m., New York City time, on March 29, 2001 (unless the tender offer is extended by the Fund in which case the new deadline will be as stated in the public announcement of the extension). If your shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in "street name"), you should contact that firm to obtain the package of information necessary to make your decision; if you should decide to tender, you can only tender your shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary by March 29, 2001 (or if the offer is extended, the expiration date as extended). See Section 3 of the Issuer Tender Offer Statement.

IS THERE ANY COST TO ME TO TENDER?

     No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge stockholders a fee for soliciting tenders for shares pursuant to this offer. See the Letter of Transmittal.

MAY I WITHDRAW MY SHARES AFTER I HAVE TENDERED THEM AND, IF SO, BY WHEN?

     Yes, you may withdraw your shares at any time prior to 5:00 p.m., New York City time, on March 29, 2001 (or if the offer is extended, at any time prior to 5:00 p.m., New York City time, on the new expiration date). Withdrawn shares may be re-tendered by following the tender procedures before the offer expires (including any extension period). See Section 4 of the Issuer Tender Offer Statement.

HOW DO I WITHDRAW TENDERED SHARES?

     A notice of withdrawal of tendered shares must be timely received by American Stock Transfer and Trust Company (as described in the previous paragraph), which specifies the name of the stockholder who tendered the shares, the number of shares being withdrawn (which must be all of the shares tendered) and, as regards share certificates which represent tendered shares that have been delivered or otherwise identified to American Stock Transfer and Trust Company, the name of the registered owner of such shares if different than the person who tendered the shares. See Section 4 of the Issuer Tender Offer Statement.

MAY I PLACE ANY CONDITIONS ON MY TENDER OF SHARES?

     No.

IS THERE A LIMIT ON THE NUMBER OF SHARES I MAY TENDER?

     No. See Sections 1 and 8 of the Issuer Tender Offer Statement.

WHAT IF MORE THAN 14,357,219 SHARES ARE TENDERED (AND NOT TIMELY WITHDRAWN)?

     The Fund will purchase duly tendered shares from tendering stockholders pursuant to the terms and conditions of the tender offer on a pro rata basis (disregarding fractions) in accordance with the number of shares tendered by each stockholder (and not timely withdrawn), unless the Fund determines not to purchase any shares. The Fund's present intention, if the tender offer is oversubscribed, is not to purchase more than 14,357,219 shares. See Section 1 of the Issuer Tender Offer Statement.

IF I DECIDE NOT TO TENDER, HOW WILL THE TENDER OFFER AFFECT THE FUND SHARES I HOLD?

     Your percentage ownership interest in the Fund will increase after completion of the tender offer.

DOES THE FUND HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. Although permitted to do so, the Fund does not expect to borrow money to finance the purchase of any tendered shares. See Section 5 of the Issuer Tender Offer Statement.

IF SHARES I TENDER ARE ACCEPTED BY THE FUND, WHEN WILL PAYMENT BE MADE?

     It is contemplated, subject to change, that payment for tendered shares, if accepted, will be made on or about April 9, 2001.

IS MY SALE OF SHARES IN THE TENDER OFFER A TAXABLE TRANSACTION?

     For most stockholders, yes. All U.S. stockholders other than those who are tax exempt who sell shares in the tender offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the shares sold and their adjusted basis in the shares. The sale date for tax purposes will be the date the Fund accepts shares for purchase. See
Section 8 of the Issuer Tender Offer Statement for details, including the nature of the income or loss and the differing rules for U.S. and non-U.S. stockholders. Please consult your tax adviser as well.

IS THE FUND REQUIRED TO COMPLETE THE TENDER OFFER AND PURCHASE ALL SHARES TENDERED UP TO THE NUMBER OF SHARES TENDERED FOR?

     Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any shares tendered as described in Section 13 of the Issuer Tender Offer Statement.

IS THERE ANY REASON SHARES TENDERED WOULD NOT BE ACCEPTED?

     In addition to those circumstances described in Section 13 of the Issuer Tender Offer Statement in which the Fund is not required to accept tendered shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. Tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

HOW WILL TENDERED SHARES BE ACCEPTED FOR PAYMENT?

     Properly tendered shares, up to the number tendered for, will be accepted for payment by a determination of the Fund followed by notice of acceptance to American Stock Transfer and Trust Company which is thereafter to make payment as directed by the Fund with funds to be deposited with it by the Fund. See Section 2 of the Issuer Tender Offer Statement.

WHAT ACTION NEED I TAKE IF I DECIDE NOT TO TENDER MY SHARES?

     None.

DOES MANAGEMENT ENCOURAGE STOCKHOLDERS TO PARTICIPATE IN THE TENDER OFFER, AND WILL THEY PARTICIPATE IN THE TENDER OFFER?

     No. Neither the Fund, its Board of Directors nor the Fund's investment manager, Morgan Stanley Dean Witter Investment Management Inc., is making any recommendation to tender or not to tender shares in the tender offer. No director, officer or affiliate of the Fund intends to tender shares. See Section 6 of the Issuer Tender Offer Statement.

HOW DO I OBTAIN INFORMATION?

     Questions and requests for assistance should be directed to Georgeson Shareholder Communications Inc., the Information Agent for the tender offer, toll free at 800-223-2064 or call collect at 212-440-9800. Requests for additional copies of the Issuer Tender Offer Statement, the Letter of Transmittal and all other tender offer documents should also be directed to the Information Agent for the tender offer, toll free at 800-223-2064. If you do not own shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

TO THE STOCKHOLDERS OF COMMON STOCK OF MORGAN STANLEY DEAN WITTER
ASIA-PACIFIC FUND, INC.

INTRODUCTION

     Morgan Stanley Dean Witter Asia-Pacific Fund, Inc., a Maryland corporation (the "Fund") registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified management investment company, hereby offers to purchase up to 25% of the Fund's outstanding shares of common stock or 14,357,219 shares in the aggregate (the "Offer Amount"), of its Common Stock, par value $0.01 per share (the "Shares"), at a price (the "Purchase Price") per Share, net to the seller in cash, equal to 95% of the net asset value in U.S. dollars ("NAV") per share as of the close of regular trading on the New York Stock Exchange ("NYSE") on March 29, 2001, or such later date to which the Offer is extended, upon the terms and subject to the conditions set forth in this Issuer Tender Offer Statement and in the related Letter of Transmittal (which together constitute the "Offer"). The depositary for the Offer is American Stock Transfer and Trust Company (the "Depositary"). The Fund mailed materials for the Offer to record holders on or about February 27, 2001.

     THIS OFFER IS BEING EXTENDED TO ALL STOCKHOLDERS OF THE FUND AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MORGAN STANLEY DEAN WITTER ASIA-PACIFIC FUND, INC. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE FUND OR ANY AFFILIATE OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     As of February 15, 2001, there were 57,428,874 Shares issued and outstanding, and the NAV was $11.09 per Share. The Fund does not expect that the number of shares issued and outstanding will be materially different on the Termination Date. Stockholders may contact Georgeson Shareholder Communications Inc., the Fund's Information Agent, toll free at 800-223-2064 or collect at 212-440-9800, or contact the Fund directly at 800-221-6726 to obtain current NAV quotations for the Shares.

     Any Shares acquired by the Fund pursuant to the Offer will become treasury shares and will be available for issuance by the Fund without further Stockholder action (except as required by applicable law). Tendering Stockholders may be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund; Stockholders may also be subject to other transaction costs, as described in Section 1.

     1. Terms of the Offer; Termination Date. Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to 25% of the Fund's outstanding Shares validly tendered on or prior to 5:00 p.m., New York City time, on March 29, 2001, or such later date to which the Offer is extended (the "Termination Date"), and not withdrawn as permitted by Section 4.

     If the number of Shares properly tendered and not withdrawn prior to the Termination Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. If more than 14,357,219 Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 4), unless the Fund determines not to purchase any Shares, the Fund will purchase Shares from tendering Stockholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions), in accordance with the number of Shares duly tendered by or on behalf of each Stockholder (and not so withdrawn); however, the Fund will accept all Shares tendered by any Stockholder who owns, beneficially or of record, an aggregate of not more than 99 Shares and who tenders all such Shares by means of the Letter of Transmittal tendered by or on behalf of that Stockholder. If Shares duly tendered by or on behalf of a Stockholder include Shares held pursuant to the Fund's dividend reinvestment and cash purchase plan, the proration will be applied first with respect to other Shares tendered and only thereafter, if and as necessary, with respect to Shares held pursuant to that Plan. The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby by reason of more than 14,357,219 Shares having been tendered.

     Stockholders should consider the relative costs of tendering Shares at a 5% discount to NAV pursuant to the Offer or selling Shares at the market price with the associated transaction costs.

     The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw his or her Shares.

     Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer. Any extension, delay, termination, or amendment will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date.

     2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay for, Shares validly tendered on or before the Termination Date and not properly withdrawn in accordance with Section 4 as soon as practicable after the Termination Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (unless such Shares are held in uncertificated form), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part, with any applicable law.

     For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Stockholders for purpose of receiving payments from the Fund and transmitting such payments to the tendering Stockholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, or if certificates are submitted for more Shares than are tendered (i) certificates for such unpurchased Shares will be returned, without expense to the tendering Stockholder, as soon as practicable following expiration or termination of the Offer, (ii) Shares delivered pursuant to the Book-Entry Delivery Procedure (as defined in Section 3 below) will be credited to the appropriate account maintained within the appropriate Book-Entry Transfer Facility and (iii) uncertificated Shares held by the Fund's transfer agent pursuant to the Fund's dividend reinvestment and cash purchase plan will be returned to the dividend reinvestment and cash purchase plan account maintained by the transfer agent.

     If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund's rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in Section 4.

     The purchase price of the Shares will equal 95% of their NAV (a 5% discount) as of the close of regular trading on the NYSE on March 29, 2001, or such later date to which the Offer is extended (the "Pricing Date"). Tendering Stockholders may be obliged to pay brokerage commissions or fees. Under the circumstances set forth in Instruction 6 of the Letter of Transmittal, Stockholders may pay transfer taxes on the purchase of Shares by the Fund.

     The Fund normally calculates the NAV of its Shares daily at the close of regular trading on the NYSE. On February 15, 2001, the NAV was $11.09 per Share. The Shares are listed on the NYSE. On February 15, 2001, the last sales price at the close of regular trading on the NYSE was $9.10 per Share. The NAV of the Fund's Shares will be available daily through the Termination Date, through the Fund's Information Agent toll free at 800-223-2064 or call collect at 212-440-9800 or through the Fund's toll free number at 800-221-6726.

     3. Procedure for Tendering Shares. Stockholders having Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to tender their Shares. For a Stockholder validly to tender Shares pursuant to the Offer, (a)(i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer, and (ii) either the certificate for Shares must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer, or the tendering Stockholder must comply with the Book-Entry Delivery Procedure set forth in this Section 3, or (b) Stockholders must comply with the Guaranteed Delivery Procedure set forth in this Section 3, in all cases prior to the Termination Date.

     The Fund's transfer agent holds Shares in uncertificated form for certain Stockholders pursuant to the Fund's dividend reinvestment and cash purchase plan. Stockholders may tender such uncertificated Shares by completing the appropriate section of the Letter of Transmittal or Notice of Guaranteed Delivery.

     Signatures on Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), or by a commercial bank or trust company having an office, branch or agency in the United States (each an "Eligible Institution") unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered, including those Stockholders who are participants in a Book-Entry Transfer Facility and whose name appears on a security position listing as the owner of the Shares, but excluding those registered Stockholders who have completed either the "Special Payment Instructions" box or the "Special Delivery Instructions" box on the Letter of Transmittal, or (ii) such Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal for further information.

     To prevent U.S. federal income tax backup withholding on payments made for the purchase of Shares purchased pursuant to the Offer, a Stockholder who does not otherwise establish an exemption from such backup withholding must provide the Depositary with his or her correct taxpayer identification number and certify that he is not subject to backup withholding by completing the Substitute Form W-9 included with the Letter of Transmittal. Foreign Stockholders who have not previously submitted a Form W-8BEN to the Fund must do so in order to avoid backup withholding. If the Fund's purchase of Shares were treated as a dividend rather than an exchange with respect to a tendering Stockholder, such Stockholder may be subject to backup withholding if the Internal Revenue Service so advised the Fund, or if such Stockholder failed to certify that such Stockholder is not subject to backup withholding. See Section 8, "Federal Income Tax Consequences," below.

     All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Fund, Morgan Stanley Dean Witter Investment Management Inc., the Fund's investment manager (the "Investment Manager"), the Information Agent, the Depositary, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

     Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of (i) certificates for such Shares by the Depositary or book-entry confirmation of delivery of such Shares to the account of the Depositary, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) for such Shares, and (iii) any other documents required by the Letter of Transmittal. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Stockholder and the Fund upon the terms and subject to the conditions of the Offer.

     THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF EACH TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Book-Entry Delivery Procedure

     The Depositary will establish accounts with respect to the Shares at the Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make delivery of tendered Shares by (i) causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary (the "Book-Entry Delivery Procedure"). The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of Stockholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this Book-Entry Delivery Procedure, the Letter of Transmittal (or facsimile thereof), with signature guarantee, if required, and all other documents required by the Letter of Transmittal must be transmitted to and received by the Depositary at the appropriate address set forth on the last page of this Offer before the Termination Date, or the tendering Stockholder must comply with the Guaranteed Delivery Procedure set forth below. Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary for purposes of this Offer.

Guaranteed Delivery Procedure

     If certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Termination Date, Shares may be properly tendered provided that (i) such tenders are made by or through an Eligible Institution and (ii) the Depositary receives, prior to the Termination Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by hand, mail, telegram or facsimile transmission) and (iii) the certificates for all tendered Shares, or confirmation of the delivery of Shares delivered into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the Termination Date (the "Guaranteed Delivery Deadline").

     4. Rights of Withdrawal. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Termination Date (including any date to which the Offer is extended). After the Termination Date (including any date to which the Offer is extended), all tenders made pursuant to the Offer are irrevocable.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of this Offer. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal or Notice of Guaranteed Delivery, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number, and Book-Entry Transfer Facility from which the Shares were tendered), and must comply with the procedures of that Book-Entry Transfer Facility.

     All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. Neither the Fund, the Fund's Investment Manager, the Information Agent, the Depositary, nor any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 at any time prior to the Termination Date.

     If the Fund is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Fund's rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

     5. Source and Amount of Funds; Effect of the Offer. The actual cost to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the Pricing Date. If the NAV per Share on the Pricing Date were the same as the NAV per Share on February 15, 2001, and if Stockholders tender 25% of the Fund's outstanding Shares pursuant to the Offer, the estimated payments by the Fund to the Stockholders would be approximately $151,325,088. See the Pro Forma Capitalization table below.

     The monies to be used by the Fund to purchase Shares pursuant to the Offer will be obtained from cash and from sales of securities in the Fund's investment portfolio.

     THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING STOCKHOLDERS.

     Effect on NAV and Consideration Received by Tendering Stockholders. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the market prices of the Fund's portfolio securities, and hence the Fund's NAV, may decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Termination Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the Termination Date, if such a decline continued up to the Termination Date, the consideration received by tendering Stockholders would be reduced. In addition, the sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, because of the Offer, the Fund's NAV per Share may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering Stockholders and the value per Share for non-tendering Stockholders.

     Stockholders should note, however, that the Offer may result in accretion to the Fund's NAV per share, following the Offer, due to the fact that the Purchase Price represents a 5% discount to the Fund's NAV per share. The potential accretion to the Fund's NAV per share may offset in whole or in part any decline in the Fund's NAV as discussed above.

     The Fund will likely sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Termination Date of this Offer. Because the Fund will not know the number of Shares tendered until the Termination Date, the Fund will not know until the Termination Date the amount of cash required to pay for such Shares. If on or prior to the Termination Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

     Recognition of Capital Gains. As noted, the Fund will likely be required to sell portfolio securities pursuant to the Offer. If the Fund's tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to declare any such gains to Stockholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carryforwards) prior to the end of the Fund's fiscal year on December 31st, and distribute such gains in January of the next calendar year. This recognition and distribution of gains, if any, would have two negative consequences: first, Stockholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund's portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of December 31, 2000, there was unrealized depreciation of $36,045,000 in the Fund's portfolio as a whole, and as of December 31, 2000, there was $131,375,000 of capital loss carryforwards that for tax purposes could offset any future gains realized.

     In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Stockholders at ordinary income rates. This could adversely affect the Fund's after-tax performance.

     Tax Consequences of Repurchases to Stockholders. The Fund's purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Stockholders and may have tax consequences for non-tendering Stockholders. See
Section 8, "Federal Income Tax Consequences," below.

     Higher Expense Ratio and Less Investment Flexibility. If the Fund purchases a substantial number of Shares pursuant to the Offer, the net assets of the Fund would be reduced accordingly. The reduced net assets of the Fund as a result of the Offer will result in a higher expense ratio for the Fund, and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased.

     Pro Forma Effects on Capitalization. The following table sets forth the net assets of the Fund as of February 15, 2001, adjusted to give effect to the Offer (excluding expenses and assuming the Fund repurchases 25% of its outstanding Shares):

                          PRO FORMA CAPITALIZATION(1)

                                                                       ADJUSTMENT FOR
                                               AS OF FEBRUARY 15,    PURCHASE AT $10.54     PRO FORMA
                                                      2001              PER SHARE(2)       AS ADJUSTED
                                               ------------------    ------------------    ------------
Total net assets.............................     $636,951,797          $151,325,083       $485,626,714
Shares outstanding...........................       57,428,874            14,357,219         43,071,655
NAV per Share(3).............................     $      11.09          $      10.54       $      11.27

---------------
(1) This table assumes purchase by the Fund of 14,357,219 Shares, equal to 25% of the Fund's outstanding Shares.

(2) This amount represents 95% of the Fund's NAV as determined on February 15, 2001. Shares tendered pursuant to the Offer will be purchased at a 5% discount to NAV on the Pricing Date, which may be more or less than $10.54 per Share, and the pro forma NAV per Share also may be more or less.

(3) The NAV per Share of the Fund is normally determined daily on each day that the NYSE is open, as of the close of regular trading on the NYSE, and is determined by dividing the total net assets of the Fund by the number of Shares outstanding.

     6. Purpose of the Offer. Since the Fund's inception, the Board of Directors has consistently recognized that it would be in the best interests of Stockholders to attempt to reduce or eliminate any discount at which the Fund's Shares may trade to their NAV. At a meeting held on December 14, 2000, the Board determined to conduct a tender offer for shares of the Fund's common stock to attempt to reduce the market discount at which the Fund's Shares were currently trading. The Board committed the Fund to conduct a tender offer during the first quarter of 2001 for up to 25% of the Fund's outstanding Shares. The Board determined to conduct the tender offer at a price equal to 95% of the Fund's NAV on the termination of the Offer. The Board has determined to effect this Offer under Rule 13e-4 of the Exchange Act.

     Any Shares acquired by the Fund pursuant to the Offer will become treasury Shares and will be available for issuance by the Fund without further Stockholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed).

     NEITHER THE FUND, NOR ITS BOARD OF DIRECTORS, NOR THE INVESTMENT MANAGER MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH STOCKHOLDER'S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

     7. NAV and Market Price Range of Shares; Dividends. The Shares are traded on the NYSE. During each fiscal quarter of the Fund during the past two fiscal years, the NAV (as of the last day of such fiscal quarter), and the High, Low and Close Market Price per Share (as of the last day of such fiscal quarter) were as follows:

                                                      MARKET PRICE               NET
                                             -------------------------------    ASSET
FISCAL QUARTER ENDED                           HIGH        LOW       CLOSE      VALUE
--------------------                         --------    -------    --------    ------
March 31, 1999.............................  $ 8.1875    $6.8125    $   8.00    $ 9.56
June 30, 1999..............................      9.75     7.9375       9.625     11.56
September 30, 1999.........................     10.50      9.375       9.875     12.31
December 31, 1999..........................   11.8125     9.0625     11.8125     15.24
March 31, 2000.............................    11.875     10.125      10.875     15.43
June 30, 2000..............................   10.8125      9.375     10.1875     14.75
September 30, 2000.........................     10.75     9.4375      9.4375     12.90
December 31, 2000..........................    9.4375     8.3125      8.6875     10.82

     IT IS NOT ANTICIPATED THAT ANY CASH DIVIDEND WILL BE DECLARED BY THE BOARD OF DIRECTORS WITH A RECORD DATE OCCURRING BEFORE THE EXPIRATION OF THE OFFER. THE AMOUNT AND FREQUENCY OF DIVIDENDS IN THE FUTURE WILL DEPEND ON CIRCUMSTANCES EXISTING AT THAT TIME.

     8. Federal Income Tax Consequences of the Offer. The U.S. federal income tax discussion set forth below is a summary included for general information purposes only. In view of the individual nature of tax consequences, each Stockholder is advised to consult its own tax adviser with respect to the specific tax consequences to it of participation in the Offer, including the effect and applicability of state, local, foreign, and other tax laws and the possible effects of changes in federal or other tax laws.

     The sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a "sale or exchange," or under certain circumstances, as a "dividend." Under Section 302(b) of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of Shares pursuant to the Offer generally will be treated as a "sale or exchange" if the receipt of cash by the Stockholder: (a) results in a "complete termination" of the Stockholder's interest in the Fund, (b) is "substantially disproportionate" with respect to the Stockholder, or (c) is "not essentially equivalent to a dividend" with respect to the Stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for "sale or exchange" treatment is met, a Stockholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Stockholder's adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will be capital gain or loss. The maximum tax rate applicable to net capital gains recognized by individuals and other non-corporate taxpayers is (i) the same as the applicable ordinary income rate for capital assets held for one year or less or (ii) 20% for capital assets held for more than one year.

     If the requirements of Section 302(b) of the Code are not met, amounts received by a Stockholder who sells Shares pursuant to the Offer will be taxable to the Stockholder as a "dividend" to the extent of such Stockholder's allocable share of the Fund's current or accumulated earnings and profits. To the extent that amounts received exceed such Stockholder's allocable share of the Fund's current and accumulated earnings and profits, such excess will constitute a non-taxable return of capital (to the extent of the Stockholder's adjusted basis in the Shares sold pursuant to the Offer), and any amounts in excess of the Stockholder's adjusted basis will constitute taxable gain. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Stockholder. In addition, if a tender of Shares is treated as a "dividend" to a tendering Stockholder, a constructive dividend under Section 305(c) of the Code may result to a non-tendering Stockholder whose proportionate interest in the earnings and assets of the Fund has been increased by such tender. The Fund believes that the nature of the repurchase will be such that the sale of Shares pursuant to the Offer will normally satisfy the test for a sale that is "not essentially equivalent to a dividend" and therefore will qualify for "sale or exchange" treatment (as opposed to "dividend" treatment).

     Foreign Stockholders. Any payments to a tendering Stockholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation that does not hold his, her or its shares in connection with a trade or business conducted in the United States (a "Foreign Stockholder") that are treated as dividends for U.S. federal income tax purposes under the rules set forth above, will be subject to U.S. withholding tax at the rate of 30% (unless a reduced rate applies under an applicable tax treaty). A tendering Foreign Stockholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Stockholder is an individual who is physically present in the United States for 183 days or more and certain other conditions exist. Such persons are advised to consult their own tax adviser. Special rules may apply in the case of Foreign Stockholders (i) that are engaged in a U.S. trade or business, (ii) that are former citizens or residents of the U.S. or (iii) that are "controlled foreign corporations," "foreign personal holding companies," corporations that accumulate earnings to avoid U.S. federal income tax, and certain foreign charitable organizations. Such persons are advised to consult their own tax adviser.

     Backup Withholding. The Fund generally will be required to withhold tax at the rate of 31% ("backup withholding") from any payment to a tendering Stockholder that is an individual (or certain other non-corporate persons) if the Stockholder fails to provide to the Fund its correct taxpayer identification number. If the payment by the Fund to any such Stockholder is treated as a dividend rather than a "sale or exchange" as described above, backup withholding also will be required with respect to that payment if the Internal Revenue Service advises the Fund that the Stockholder is subject to backup withholding for prior underreporting of reportable interest or dividend payments or if the Stockholder fails to certify that it is not subject thereto. A foreign Stockholder generally will be able to avoid backup withholding with respect to payments by the Fund that are treated as made in exchange for tendered Shares only if it furnishes to the Fund a duly completed Form W-8BEN, signed under penalty of perjury, stating that it (1) is a nonresident alien individual or a foreign corporation, partnership, estate or trust, (2) has not been and does not plan to be present in the United States for a total of 183 days or more during the calendar year, and (3) is neither engaged, nor plans to be engaged during the year, in a United States trade or business that has effectively connected gains from transactions with a broker or barter exchange. Backup withholding is not an additional tax, and any amounts withheld may be credited against a Stockholder's U.S. federal income tax liability.

     9. Selected Financial Information. Set forth below is a summary of selected financial information for the Fund as of and for the fiscal years ended December 31, 2000 and December 31, 1999. The information with respect to the two fiscal years has been excerpted from the Fund's audited financial statements contained in its Annual Reports to Stockholders for these years. These reports have previously been provided to Stockholders of the Fund. Copies of the two audited statements can be obtained for free, both at the website of the Securities and Exchange Commission (the "Commission") (http://www.sec.gov) and from the Fund by calling 800-221-6726. The summary of selected financial information set forth below is qualified in its entirety by reference to such statements and the financial information, the notes thereto and related matter contained therein.

                   SUMMARY OF SELECTED FINANCIAL INFORMATION

                        FOR THE PERIODS INDICATED BELOW

                                                               YEAR ENDED      YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  2000            1999
                                                                 (000)           (000)
                                                              ------------    ------------
                                                               (AUDITED)       (AUDITED)
STATEMENT OF OPERATIONS
  Investment income.........................................  $     9,960     $     9,915
  Expenses..................................................       10,500           9,180
                                                              -----------     -----------
  Net investment income (loss)..............................         (540)            735
                                                              -----------     -----------
  Net realized gain (loss) on investments and foreign
     currency transactions..................................       39,181          86,741
                                                              -----------     -----------
  Change in unrealized appreciation (depreciation)..........     (304,247)        319,045
                                                              -----------     -----------
  Net increase (decrease) in net assets from operations.....  $  (265,606)    $   406,521
                                                              -----------     -----------
STATEMENTS OF ASSETS AND LIABILITIES (AT END OF PERIOD)
  Total assets..............................................  $   633,611     $   953,695
  Total liabilities.........................................       12,106           4,154
                                                              -----------     -----------
  Net assets................................................  $   621,505     $   949,541
                                                              -----------     -----------
  Net asset value per Share.................................  $     10.82     $     15.26
  Shares outstanding........................................   57,428,874      62,233,974
SELECTED DATA FOR A SHARE OUTSTANDING THROUGHOUT EACH PERIOD
Net Asset Value, beginning of period........................  $     15.26     $      8.73
Income From Investment Operations
  Net investment income (loss)..............................  $     (0.01)    $      0.01
  Net realized and unrealized gain (loss) on investments....        (4.50)           6.44
                                                              -----------     -----------
  Net increase (decrease) in net asset value from
     operations.............................................        (4.51)           6.45
                                                              -----------     -----------
  Dividends and Distributions
     Dividends from net investment income...................         0.10            0.01
     Distributions in excess of net investment income.......         0.12            0.03
     Distributions in excess of net realized gains..........           --              --
                                                              -----------     -----------
  Total dividends and distributions.........................         0.22            0.04
                                                              -----------     -----------
  Anti-dilutive effect of share repurchases.................         0.29            0.12
                                                              -----------     -----------
  Net asset value, end of period............................  $     10.82     $     15.26
                                                              -----------     -----------
  Market value, end of period...............................  $      8.69     $     11.81
                                                              -----------     -----------
RATIOS
  Expenses to average net assets............................         1.26%           1.29%
  Net investment income to average net assets...............        (0.07)%          0.10%
TOTAL INVESTMENT RETURN
  Total investment return based on:
  Market value..............................................       (24.66)%         69.32%
  Net asset value...........................................       (27.37)%         75.39%

     10. Certain Information Concerning the Fund and the Fund's Investment Manager. The Fund is a closed-end, non-diversified management investment company organized as a Maryland corporation. The Shares were first issued to the public on August 1, 1994. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a Stockholder and does not continuously offer its Shares for sale to the public. The Fund's investment objective is long-term capital appreciation which it seeks to achieve by investing primarily in equity securities of Asian-Pacific issuers and by investing, from time to time, in debt securities issued or guaranteed by Asian-Pacific governments or government entities. The Fund's current investment restrictions provide that the Fund must invest less than 50% of its total assets in Japan. At a Board of Directors meeting held on February 16, 2001, the Board of Directors approved a proposal to remove this limitation. This proposal will be submitted for stockholder approval at the Fund's next annual meeting of stockholders to be held in June 2001. The principal executive offices and business address of the Fund are located at 1221 Avenue of the Americas, New York, New York 10020. The Fund's business telephone number is 212-762-8406.

     Morgan Stanley Dean Witter Investment Management Inc. serves as the investment manager to the Fund. The Investment Manager is a corporation organized under the laws of Delaware and a registered investment adviser under the Investment Advisers Act of 1940, as amended. The Investment Manager has served as investment manager since the Fund's inception. The principal business address of the Investment Manager is 1221 Avenue of the Americas, New York, New York 10020.

     The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission. Such reports and other information should be available for inspection at the public reference room at the Commission's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., and also should be available for inspection and copying at the following regional offices of the
Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois; 7 World Trade Center, New York, New York. The Fund's filings are also available to the public on the Commission's internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

     11. Interest of Directors and Officers; Transactions and Arrangements Concerning the Shares. The directors and executive officers of the Fund and the aggregate number and percentage of the Shares each of them beneficially owns is set forth in the table below. The address of each of them is in care of the Fund at 1221 Avenue of the Americas, New York, New York 10020.

                                                                  NUMBER OF           PERCENTAGE OF
                                                                    SHARES                SHARES
NAME AND POSITION                                             BENEFICIALLY OWNED    BENEFICIALLY OWNED
-----------------                                             ------------------    ------------------
John D. Barrett III, Director...............................           502             0.0009
Barton M. Biggs, Director and Chairman......................           101             0.0002
Belinda Brady, Treasurer....................................             0               0
Stefanie V. Chang, Vice President...........................             0               0
Robin Conkey, Assistant Treasurer...........................             0               0
Gerard E. Jones, Director...................................             0               0
Graham E. Jones, Director...................................           700             0.0012
Arthur J. Lev, Vice President...............................             0               0
John A. Levin, Director.....................................        24,834             0.0432
Andrew McNally IV, Director.................................             0               0
William G. Morton, Jr., Director............................         1,449             0.0025
Mary E. Mullin, Secretary...................................             0               0
Samuel T. Reeves, Director..................................         4,715             0.0082
Fergus Reid, Director.......................................         1,024             0.0018
Frederick O. Robertshaw, Director...........................           123             0.0002
Harold J. Schaaff, Jr., Director and President..............             0               0
Joseph P. Stadler, Vice President...........................             0               0

     Neither the Fund nor any subsidiary of the Fund nor, to the best of the Fund's knowledge, any of the Fund's officers or directors, or associates of any of the foregoing, has effected any transaction in Shares during the past 60 business days.

     Except as set forth in this Offer, neither the Fund, nor, to the best of the Fund's knowledge, any of the Fund's officers or directors, nor any of the officers or directors of any of its subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

     12. Certain Legal Matters; Regulatory Approvals. The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund's business. The Fund's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 13.

     13. Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, the Fund shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of, or payment for, tendered Shares, and may, in its reasonable discretion, terminate or amend the Offer as to any Shares not then paid for if (1) such transactions, if consummated, would
(a) result in delisting of the Fund's Common Stock from the NYSE or (b) impair the Fund's status as a regulated investment company under the Code (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of Stockholders who receive distributions from the Fund); (2) the amount of shares of Common Stock tendered would require liquidation of such a substantial portion of the Fund's securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions, and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering Stockholders; (3) there is any (a) in the Board of Directors' judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund, (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the NASDAQ National Market System, (c) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State,
(d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions, (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country in which the Fund invests or which is material to the Fund, or
(f) in the Board of Directors' judgment, other event or condition which would have a material adverse effect on the Fund or its Stockholders if tendered Shares were purchased; or (4) determination by the Board of Directors that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its Stockholders.

     The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

     A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

     If the Offer is suspended or postponed, the Fund will provide notice to Stockholders of such suspension or postponement.

     14. Fees and Expenses. The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

     The Fund has retained American Stock Transfer and Trust Company to act as Depositary and Georgeson Shareholder Communications Inc. to act as Information Agent. The Depositary and the Information Agent will each receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses, and the Information Agent will be indemnified against certain liabilities by the Fund.

     15. Miscellaneous. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

     The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. However, the Fund reserves the right to exclude Stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of Stockholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

     16. Contacting the Depositary and the Information Agent. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each Stockholder of the Fund or his or her broker-dealer, commercial bank, trust company or other nominee to the Depositary as set forth below. Facsimile copies of the Letter of Transmittal will be accepted.

                        The Depositary for the Offer is:

                   AMERICAN STOCK TRANSFER AND TRUST COMPANY

                     Facsimile Copy Number: (718) 234-5001
                      Confirm by Telephone: (718) 921-8200
                         For Account Information Call:
                           Toll Free: (800) 937-5449
                                       or
                                 (718) 921-8200

              By First Class Mail, By Overnight Courier, By Hand:

                   American Stock Transfer and Trust Company
                                 59 Maiden Lane
                               New York, NY 10038

     Any questions or requests for assistance or additional copies of the Offer, the Letter of Transmittal, the Notice of Guaranteed Delivery, and other documents may be directed to the Information Agent at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                                17 State Street
                            New York, New York 10004

                           Toll Free: (800) 223-2064
                                       or
                          Call Collect: (212) 440-9800

MORGAN STANLEY DEAN WITTER ASIA-PACIFIC FUND, INC.

February 27, 2001